Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Marshall Murphy

(469) 549-3005

NATIONSTAR MORTGAGE ANNOUNCES FOURTH QUARTER AND FULL YEAR 2012 FINANCIAL RESULTS

HIGHLIGHTS FOR FOURTH QUARTER 2012

•	Record net income of $64 million, or $0.71 per share

•	Ending servicing portfolio UPB of $208 billion; Feb’13 UPB over $300 billion

•	Increased servicing segment profitability

•	Third consecutive quarter of record originations volume and application pipeline

•	Solutionstar initiative to expand fee-based services offering

HIGHLIGHTS FOR FULL YEAR 2012

•	Record net income of $205 million, or $2.40 per share

•	Servicing portfolio growth of 94%, including Aurora acquisition

•	Originations of $7.9 billion, growth of 132%

•	Top 3 performing IPO with 121% increase in shareholder value

•	Return on equity of 40%

Lewisville, TX (March 7, 2013) – Nationstar Mortgage Holdings Inc. (NYSE:NSM) (“Nationstar”), a leading residential mortgage services company, today reported that quarterly net income grew 16% sequentially to $63.8 million, or $0.71 per share, for the fourth quarter 2012 compared to $55.1 million, or $0.61 per share, in the third quarter 2012 and 328% year-over-year versus $14.9 million in the fourth quarter 2011, or $0.21 per share. Net income for the full year 2012 increased 882% to $205.3 million, or $2.40 per share, from $20.9 million in 2011, or $0.30 per share.

On a Non-GAAP basis, adjusted EBITDA (“AEBITDA”) for operating segments grew 26% to $155.0 million, or $1.72 per share, for the current quarter versus $123.0 million, or $1.37 per share, in the third quarter 2012. Full year 2012 AEBITDA increased 236% to $456.4 million, or $5.34 per share, from $136.0 million, or $1.94 per share, in 2011. In the current quarter AEBITDA margin was 47%.

Nationstar’s revenue grew 17% to $332.6 million in the fourth quarter from $284.9 million in the prior quarter and was up 180% from $118.6 million in the fourth quarter of 2011. Full year 2012 revenue increased 161% to $984.3 million from $377.8 million in 2011. Pre-tax income from operating segments for the fourth quarter increased 17% to a $96.6 million, or $1.07 per share, up from $82.7 million, or $0.92 per share, in the third quarter of 2012 and was up 324% from $22.8 million, or $0.33 per share, in the fourth quarter of 2011. Full year 2012 pre-tax income from operating segments was a $297.1 million, up 549% from $45.8 million in 2011. In the current quarter, pre-tax income margin from operating segments was 30%.

Nationstar’s servicing portfolio, as measured by unpaid principal balance (“UPB”), increased 5% to end the fourth quarter at $208 billion compared to the prior quarter ending balance of $198 billion. 2012 ending UPB was up 94% over 2011 ending balance of $107 billion.

“2012 was a very successful and important year for Nationstar, and we have made great strides in building one of the leading residential mortgage services companies in the United States,” said Jay Bray, Chief Executive Officer of Nationstar. “Each quarter this year, we consistently achieved meaningful sequential growth in revenue and earnings while delivering high returns to our shareholders. We invested in infrastructure and built capacity in preparation for our landmark servicing portfolio acquisitions, Aurora and Bank of America. We continue to organically grow servicing with a continued focus on portfolio recapture and expansion of our builder and other origination channels. Our Solutionstar initiative is expanding our fee-based services offering across the entire mortgage lifecycle. We look forward to further growth in 2013 with a rigorous focus on delivering value to our shareholders. We remain focused on providing homeownership solutions to our customers and best-in-class servicing performance for investors.”

Chief Financial Officer David Hisey said, “Our strong financial results reflect our continued focus on increasing profitably as we capitalize on the many growth opportunities in front of us. Servicing profitability is a high priority for us, as reflected in the increase in servicing profit and margins in the fourth quarter. Origination margins remained near historical highs as we continued to grow volumes in multiple channels. We raised additional capital at lower costs to support our capital-light growth strategy and drive shareholder returns. In 2013 we will continue to focus on profitable growth across all of our business segments. Within servicing, we will look to drive down cost per loan, delinquencies, and advance financing costs as we scale the platform over time. We will also pursue fee-based services acquisitions that meet our return thresholds.”

Business Segments

Servicing

Servicing fee income before fair value adjustments increased 9% to $174.6 million in fourth quarter 2012 compared to $159.9 million in the prior quarter. Servicing fee income before fair value adjustments was $535.8 million in 2012, up 91% compared to 2011. Total servicing fee income of $145.4 million in the fourth quarter was up 2% quarter-over-quarter. Full year total servicing fee income was $462.0 million, up 94% compared to 2011.

Nationstar added over 550,000 new customers in 2012, resulting in over 1.1 million total customers at year-end. The average portfolio UPB for the fourth quarter was $203 billion, a 4% increase over the prior quarter average of $195 billion. The average portfolio for the full year 2012 was $157 billion, up 84% from 2011.

The fair value of mortgage servicing rights decreased in the current quarter by $25.4 million, or $0.28 per share pre-tax, versus a decrease in value of $22.4 million, or $0.25 per share, in the prior quarter. The current quarter decrease was comprised of $24.3 million in portfolio runoff and $1.2 million in fair-value mark to market adjustments.

Servicing pre-tax income increased 171% to $14.9 million from $5.5 million in the prior quarter and 10% compared to $13.6 million in the year-ago quarter. Servicing pre-tax margin was 9% in the current quarter, and servicing pre-tax income as a percentage of UPB was 3 basis points, an increase from the 1 basis point level in the prior quarter. Full year 2012 servicing pre-tax income was a $35.4 million, up 60% from 2011.

Servicing pre-tax income in the current quarter includes other income of $15.6 million from the Rescap contract termination, mostly offset by $13.2 million in other expense from the loss on an equity method investment (NREIS). Nationstar wrote off its minority investment in NREIS and has made the determination that Solutionstar will be the focus for the build out of settlement, processing, and asset management services.

Servicing AEBITDA increased 59% in the current quarter to $66.9 million compared to $42.1 million in the third quarter 2012 and was up 88% from $35.6 million in the fourth quarter of 2011. Servicing AEBITDA margin was 42% in the current quarter, and servicing AEBITDA as a percentage of UPB was 13 basis points, an increase from the 9 basis point level in the prior quarter. Full year 2012 servicing AEBITDA was $181.2 million, up 69% from 2011.

In December 2012, Nationstar closed on a $13 billion GNMA forward portfolio. Nationstar has executed on flow agreements that are expected to produce $15 billion in annual volume. Nationstar expects flow servicing of $25-50 billion in annual potential as the program grows with additional clients.

Nationstar’s 60 plus day delinquency rate increased to 15.3% of UPB, up from 15.1% in the third quarter. This slight increase is related to fourth-quarter boardings of higher delinquency portfolios.

The Solutionstar business’ REO unit managed the sale of over 2,600 homes in Q4 2012. Solutionstar plans to significantly expand the REO management business in 2013, as REO properties under management are expected to significantly increase with the closing of the private-label MSR portfolio acquisitions from Bank of America.

Origination

Origination revenue increased 28% to $173.1 million in fourth quarter 2012 on a 72% quarterly increase in origination volume to $3.1 billion in fundings. Full year origination revenue was $486.9 million, up 294% from 2011. This was primarily due to the significant increase in origination volume – up 132% year-over-year – to $7.9 billion in 2012 total fundings. Wide spreads between the primary and secondary markets also supported the increase in revenues over prior periods.

Excluding the newly launched correspondent channel, origination revenue as a percentage of funded volume was 682 basis points, with total origination revenue including correspondent at 562 basis points. Of the $3.1 billion in fundings, 82% were from the consumer direct/builder/wholesale channels, and 18% were from the new correspondent channel.

As a result of the favorable market environment, origination pre-tax income grew 6% to a $81.7 million, versus $77.1 million in the prior quarter and 788% compared to $9.2 million in the year-ago quarter. Origination pre-tax income margin was 47% in the current quarter. Full year 2012 origination pre-tax income was a $261.7 million, up 1,004% from 2011.

Origination AEBITDA was up 9% over the previous quarter and nearly 653% year-over-year to $88.1 million. Origination AEBITDA margin was 51% in the current quarter. Full year 2012 origination AEBITDA was $275.2 million, up 866% from 2011. Expenses were higher in the quarter due to increased staffing and volume-related costs. The total application pipeline grew 20% from the prior quarter to $6.6 billion, and locked applications grew 14% to $5.0 billion.

Subsequent Events

Servicing: In January 2013, Nationstar announced that it had signed a definitive agreement to acquire approximately $215 billion in servicing UPB and certain other assets from Bank of America, resulting in a pro-forma portfolio UPB of $423 billion with over 2.5 million customers when completed. In February 2013, Nationstar announced it had closed the purchase of approximately $97 billion in servicing UPB as a part of the Bank of America transaction, resulting in a servicing portfolio over $300 billion in UPB. Nationstar expects to close on the remaining Bank of America private label securitization UPB and other asset purchases as necessary third-party approvals are received in Q1-Q2 2013. Excluding the remaining Bank of America servicing, Nationstar’s current servicing pipeline is approximately $300 billion.

Solutionstar: In February 2013, Nationstar also announced the acquisition of Equifax Settlement Services (“ESS”), a leading provider of appraisal, title and closing services that serves a broad array of blue chip clients, including the largest financial institutions in the United States. Nationstar is rebranding the acquired entity as “Solutionstar Settlement Services.” ESS had over $65 million in revenue in 2012. In March 2013, Solutionstar is launching the HomeSearch.com platform, providing an online real estate marketplace for home buyers, sellers and investors to connect and conveniently complete sale transactions.

Financing: In January 2013, Nationstar announced the pricing of $300 million in asset-backed term notes with a weighted average fixed interest rate of 1.46% and a weighted average term of 3.0 years. The notes replaced $300 million in existing Agency servicing advance facilities that carried a weighted average floating rate of Libor plus 2.86%, or 3.10% in total, resulting in a reduction in rate of 1.65% as of January 24, 2013. Additionally, the effective advance rate of the new facility is approximately 94%, an increase over the effective advance rate on the facilities being replaced. Nationstar is developing a programmatic Term Asset-Backed Security issuance program which will allow it to efficiently finance current and future acquisitions of Agency and non-Agency servicing advance assets.

In February 2013 Nationstar announced the pricing of $400 million aggregate principal amount of 6.500% Senior Notes due 2021. The 6.500% note rate on the February 2013 issuance is lower than the financing cost of previous senior note pricings of 7.875% in September 2012 and 9.625% in April 2012.

Adjusted EBITDA (“AEBITDA”)

This disclaimer applies to every usage of “Adjusted EBITDA” or “AEBITDA” in this presentation. Adjusted EBITDA is a key performance metric used by management in evaluating the performance of our segments. Adjusted EBITDA represents our Operating Segments’ income (loss), and excludes income and expenses that relate to the financing of our senior notes, depreciable (or amortizable) asset base of the business, income taxes, and exit costs from our restructuring and certain non-cash items. Adjusted EBITDA also excludes results from our legacy asset portfolio and certain securitization trusts that were consolidated upon adoption of the accounting guidance eliminating the concept of a qualifying special purpose entity (“QSPE”).

Conference Call Webcast and Investor Presentation

Chief Executive Officer, Jay Bray, and Chief Financial Officer, David Hisey, will host a conference call for investors and analysts to discuss Nationstar’s fourth quarter and full year 2012 results and other general business matters at 10:00 a.m. (ET) on Thursday, March 7, 2013. To listen to the event live or in an archive which will be available for 14 days, visit Nationstar’s website at http://investors.nationstarholdings.com. The conference call will also be accessible by dialing 800-320-2978, or 617-614-4923 internationally. Please use the participant passcode 61330875 to access the live conference call. An investor presentation will also be available at http://investors.nationstarholdings.com.

NATIONSTAR MORTGAGE HOLDINGS INC. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

(dollars and shares in thousands, except per share data)

	Three months ended			Year ended December, 31
	December 31, 2012	September 30, 2012	December 31, 2011	2012	2011
Revenues
Servicing fee income	$145,496	$142,482	$67,775	$462,495	$233,411
Other fee income	12,070	3,129	15,205	34,656	35,294

Total fee income	157,566	145,611	82,980	497,151	268,705
Gain on mortgage loans held for sale	175,048	139,259	35,576	487,164	109,136

Total revenues	332,614	284,870	118,556	984,315	377,841
Total expenses and impairments	200,268	154,828	86,466	582,045	306,183
Other income (expense)
Interest income	30,406	16,564	15,556	71,586	66,802
Interest expense	(71,400)	(65,015)	(28,446)	(197,308)	(105,375)
Loss on interest rate swaps and caps	708	(1,077)	298	(994)	298
Fair value changes in ABS securitizations	—	—	(5,470)	—	(12,389)
Contract termination	15,600	—	—	15,600	—
Loss on equity method investment	(13,244)	(733)	864	(14,571)	(107)

Total other income (expense)	(37,930)	(50,261)	(17,198)	(125,687)	(50,771)
Income before taxes	94,416	79,781	14,892	276,583	20,887
Income tax expense	30,657	24,714	—	71,296	—

Net income	63,759	55,067	14,892	205,287	20,887
Other comprehensive income, net of tax
Change in value of designated cash flow hedges	—	—	—	—	—
Reclassification adjustments for gain (loss)	—	423	—	—	—

Comprehensive income	$63,759	$55,490	$14,892	$205,287	$20,887

Earnings per share:
Basic earnings per share	$0.72	$0.62	$0.21	$2.41	$0.30

Diluted earnings per share	$0.71	$0.61	$0.21	$2.40	$0.30

Weighted average shares:
Basic	89,173	89,168	70,000	85,328	70,000
Dilutive effect of stock awards	711	597	—	196	—

Diluted	89,884	89,765	70,000	85,524	70,000

Dividends declared per share	$—	$—	$—	$—	$—

NATIONSTAR MORTGAGE HOLDINGS INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(dollars in thousands)

	December 31, 2012	September 30, 2012	December 31, 2011
	(unaudited)	(unaudited)	(audited)
Assets
Cash and cash equivalents	$152,649	$430,815	$62,445
Restricted cash	393,190	258,858	71,499
Accounts receivable	3,043,606	2,852,985	562,300
Mortgage loans held for sale	1,480,537	703,214	458,626
Mortgage loans held for investment, subject to nonrecourse debt — Legacy Assets	238,907	238,178	243,480
Reverse mortgage interests	750,273	452,886	—
Receivables from affiliates	12,604	13,301	4,609
Mortgage servicing rights — fair value	635,860	592,692	251,050
Mortgage servicing rights — amortized cost	10,973	8,036	—
Property and equipment, net	75,026	48,714	24,073
Real estate owned (REO), net	10,467	3,193	3,668
Other assets	318,705	338,359	106,181

Total assets	$7,122,797	$5,941,231	$1,787,931

Liabilities and equity
Notes payable	$3,601,586	$2,532,316	$873,179
Unsecured senior notes	1,062,635	1,062,423	280,199
Payables and accrued liabilities	628,085	762,268	183,789
Derivative financial instruments	20,026	37,835	12,370
Mortgage servicing liabilities	83,238	82,313	—
Nonrecourse debt — Legacy Assets	100,620	101,898	112,490
Excess spread financing (at fair value)	288,089	255,484	44,595
Participating interest financing	580,836	415,448	—

Total liabilities	6,365,115	5,249,985	1,506,622

Total equity	757,682	691,246	281,309

Total liabilities and equity	$7,122,797	$5,941,231	$1,787,931

SERVICING SEGMENT — SERVICING FEE INCOME DETAIL

(dollars in thousands)

	Three months ended			Year ended December 31,
	December 31, 2012	September 30, 2012	December 31, 2011	2012	2011
	(unaudited)	(unaudited)	(unaudited)
Total servicing fee income before MSR fair value adjustments	$174,645	$159,941	$80,707	$535,807	280,454
Fair value adjustments on excess spread financing	(5,633)	2,213	(3,060)	(10,684)	(3,060)
Reverse mortgage servicing amortization/accretion	1,844	2,652	—	5,120	—
Fair value adjustments on MSR
Due to changes in valuation	(1,169)	8,355	1,304	5,500	(14,207)
Other changes in fair value	(24,263)	(30,785)	(9,547)	(73,742)	(24,793)

Servicing fee income	145,424	142,376	69,404	462,001	238,394

Other fee income	14,078	7,190	9,967	35,133	17,189

Total fee income	$159,502	$149,566	$79,371	$497,134	$255,583

AEBITDA RECONCILIATION

(dollars in thousands)

	Three months ended			Year ended December 31,
	December 31, 2012	September 30, 2012	December 31, 2011	2012	2011
Net Income/(Loss) from Operating Segments to Adjusted EBITDA Reconciliation
Net income	$63,759	$55,067	$14,892	$205,287	$20,887
Plus:
Net (income)/loss from Legacy Portfolio and Other	2,189	2,874	7,912	20,483	24,892
Income tax expense	30,657	24,714	—	71,296	—

Net income/(loss) from Operating Segments	96,605	82,655	22,804	297,066	45,779
Adjust for:
Interest expense from unsecured senior notes	24,165	17,656	7,842	63,879	30,464
Depreciation and amortization	3,107	2,772	1,208	8,880	3,395
Change in fair value of mortgage servicing rights	25,432	22,430	8,243	68,242	39,000
Amortization/accretion of reverse mortgage servicing	(1,844)	(2,652)	—	(5,120)	—
Restructuring charges	—	—	1,836	—	1,836
Share-based compensation	2,675	2,623	2,612	14,045	14,764
Fair value changes on excess spread financing	5,633	(2,213)	3,060	10,684	3,060
Fair value changes in derivatives	(813)	(236)	(298)	(1,237)	(298)
Ineffective portion of cash flow hedge	—	—	—	—	(2,032)

Adjusted EBITDA	$154,960	$123,035	$47,307	$456,439	$135,968

Adjusted EBITDA per share	$1.72	$1.37	$0.68	$5.34	$1.94

Earnings per share	$0.71	$0.61	$0.21	$2.40	$0.30

SEGMENT INCOME STATEMENT & AEBITDA RECONCILIATION

(dollars in thousands)

FOR QUARTER ENDED December 31, 2012

	Servicing	Origination	Operating	Legacy	Eliminations	Total
Revenues
Servicing fee income	$145,424	$—	$145,424	$502	$(430)	$145,496
Other fee income	14,078	(1,956)	12,122	(52)	—	12,070

Total fee income	159,502	(1,956)	157,546	450	(430)	157,566
Gain on mortgage loans held for sale	—	175,048	175,048	—	—	175,048

Total revenues	159,502	173,092	332,594	450	(430)	332,614
Total expenses and impairments	109,975	86,808	196,783	3,485	—	200,268
Other income (expense)
Interest income	19,983	5,707	25,690	4,286	430	30,406
Interest expense	(57,764)	(10,301)	(68,065)	(3,335)	—	(71,400)
Loss on interest rate swaps and caps	813	—	813	(105)	—	708
Contract termination	15,600	—	15,600	—	—	15,600
Loss on equity method investment	(13,244)	—	(13,244)	—	—	(13,244)

Total other income (expense)	(34,612)	(4,594)	(39,206)	846	430	(37,930)

Income before taxes	$14,915	$81,690	$96,605	$(2,189)	$—	$94,416

Interest expense on corporate notes	19,959	4,206	24,165	—	—	24,165
MSR valuation adjustment	25,432	—	25,432	—	—	25,432
Excess spread adjustment	5,633	—	5,633	—	—	5,633
Amortization of mortgage servicing obligations	(1,844)	—	(1,844)	—	—	(1,844)
Depreciation & amortization	2,020	1,087	3,107	155	—	3,262
Stock-based compensation	1,576	1,099	2,675	2	—	2,677
Fair value adjustment for derivatives	(813)	—	(813)	105	—	(708)

Adjusted EBITDA	$66,878	$88,082	$154,960	$(1,927)	$—	$153,033

Average shares outstanding	89,884	89,884	89,884	89,884	89,884	89,884

Earnings per share — Diluted						$0.71

Pre-Tax Income per share	$0.17	$0.91	$1.07	$(0.02)	$—	$1.05

AEBITDA per share	$0.74	$0.98	$1.72	$(0.02)	$—	$1.70

SEGMENT AEBITDA RECONCILIATION

(dollars in thousands)

FOR QUARTER ENDED September 30, 2012

	Servicing	Origination	Operating	Legacy	Total
Adjusted EBITDA to Net Income/(Loss) Reconciliation
Adjusted EBITDA	$42,121	$80,914	$123,035	$(1,347)	$121,688
Interest expense on corporate notes	(15,707)	(1,949)	(17,656)	—	(17,656)
MSR valuation adjustment	(22,430)	—	(22,430)	—	(22,430)
Excess spread adjustment	2,213	—	2,213	—	2,213
Amortization of mortgage servicing obligations	2,652	—	2,652	—	2,652
Depreciation & amortization	(2,006)	(766)	(2,772)	(201)	(2,973)
Stock-based compensation	(1,570)	(1,053)	(2,623)	(13)	(2,636)
Fair value adjustment for derivatives	236	—	236	(1,313)	(1,077)

Pre-Tax Income/Loss	5,509	77,146	82,655	(2,874)	79,781
Income Tax					(24,714)

Net Income/Loss					$55,067

Average shares outstanding	89,765	89,765	89,765	89,765	89,765

Earnings per share—Diluted					$0.61

Pre-Tax Income per share	$0.06	$0.86	$0.92	$(0.03)	$0.89

AEBITDA per share	$0.47	$0.90	$1.37	$(0.02)	$1.36

FOR QUARTER ENDED December 31, 2011

	Servicing	Origination	Operating	Legacy	Total
Adjusted EBITDA to Net Income/(Loss) Reconciliation
Adjusted EBITDA	$35,594	$11,714	$47,307	$(7,609)	$39,698
Interest expense on corporate notes	(7,842)	—	(7,842)	—	(7,842)
MSR valuation adjustment	(8,243)	—	(8,243)	—	(8,243)
Excess spread adjustment	(3,060)	—	(3,060)	—	(3,060)
Restructuring charges	—	(1,836)	(1,836)	—	(1,836)
Depreciation & amortization	(796)	(412)	(1,208)	(303)	(1,511)
Stock-based compensation	(2,351)	(261)	(2,612)	—	(2,612)
Fair value adjustment for derivatives	298	—	298	—	298

Pre-Tax Income/Loss	13,600	9,205	22,804	(7,912)	14,892
Income Tax					—

Net Income/Loss					$14,892

Average shares outstanding	70,000	70,000	70,000	70,000	70,000

Earnings per share—Diluted					$0.21

Pre-Tax Income per share	$0.19	$0.13	$0.33	$(0.11)	$0.21

AEBITDA per share	$0.51	$0.17	$0.68	$(0.11)	$0.57

FOR YEAR ENDED December 31, 2012

	Servicing	Origination	Operating	Legacy	Total
Adjusted EBITDA to Net Income/(Loss) Reconciliation
Adjusted EBITDA	181,228	275,212	456,440	(18,215)	438,225
Interest expense on corporate notes	(57,724)	(6,155)	(63,879)	—	(63,879)
MSR valuation adjustment	(68,242)	—	(68,242)	—	(68,242)
Excess spread adjustment	(10,684)	—	(10,684)	—	(10,684)
Amortization of mortgage servicing obligations	5,120	—	5,120	—	5,120
Depreciation & amortization	(6,124)	(2,756)	(8,880)	(740)	(9,620)
Stock-based compensation	(9,449)	(4,597)	(14,045)	703	(13,342)
Fair value adjustment for derivatives	1,237	—	1,237	(2,231)	(994)

Pre-Tax Income/Loss	35,362	261,704	297,066	(20,483)	276,583
Income Tax					(71,296)

Net Income/Loss					$205,287

Average shares outstanding	85,524	85,524	85,524	85,524	85,524

Earnings per share—Diluted					$2.40

Pre-Tax Income per share	$0.41	$3.06	$3.47	$(0.24)	$3.23

AEBITDA per share	$2.12	$3.22	$5.34	$(0.22)	$5.12

FOR YEAR ENDED December 31, 2011

	Servicing	Origination	Operating	Legacy	Total
Adjusted EBITDA to Net Income/(Loss) Reconciliation
Adjusted EBITDA	$107,491	$28,477	$135,968	$(24,175)	$111,793
Interest expense on corporate notes	(30,339)	(125)	(30,464)	—	(30,464)
MSR valuation adjustment	(39,000)	—	(39,000)	—	(39,000)
Excess spread adjustment	(3,060)	—	(3,060)	—	(3,060)
Restructuring Charges	—	(1,836)	(1,836)	—	(1,836)
Depreciation & amortization	(2,089)	(1,306)	(3,395)	(667)	(4,062)
Stock-based compensation	(13,249)	(1,515)	(14,764)	(50)	(14,814)
Hedge ineffectiveness	2,032	—	2,032	—	2,032
Fair value adjustment for derivatives	298	—	298	—	298

Pre-Tax Income/Loss	22,084	23,695	45,779	(24,892)	20,887
Income Tax					—

Net Income					$20,887

Average shares outstanding	70,000	70,000	70,000	70,000	70,000

Earnings per share—Diluted					$0.30

Pre-Tax Income per share	$0.32	$0.34	$0.65	$(0.35)	$0.30

AEBITDA per share	$1.54	$0.41	$1.94	$(0.35)	$1.60

About Nationstar Mortgage Holdings Inc.

Based in Lewisville, Texas, Nationstar offers servicing, origination, and real estate services to financial institutions and consumers. Nationstar is one of the largest servicers in the United States, with a servicing portfolio of over 1.8 million residential mortgages in excess of $300 billion in unpaid principal balance as of February 1, 2013. Nationstar’s integrated loan origination business mitigates servicing portfolio run-off and improves credit performance for loan investors. Our Solutionstar business unit offers asset management, settlement, and processing services. In 2012, Nationstar was a top 3 performing IPO, as measured by share price appreciation, for global IPOs with a deal size of at least $100 million and excluding closed-end funds and SPACs, out of 203 deals total. Nationstar currently employs over 4,900 people. Additional corporate information is available at www.nationstarholdings.com.

Forward Looking Statements

Any statements in this release that are not historical or current facts are forward-looking statements. Forward-looking statements include, without limitation, statements concerning plans, objectives, goals, projections, strategies, future events or performance, and underlying assumptions and other statements, which are not statements of historical facts. Forward-looking statements convey Nationstar’s current expectations or forecasts of future events. When used in this release, the words “anticipate,” “appears,” “believe,” “foresee,” “intend,” “should,” “expect,” “estimate,” “target,” “project,” “plan,” “may,” “could,” “will,” “are likely” and similar expressions are intended to identify forward-looking statements. These statements involve predictions of our future financial condition, performance, plans and strategies, and are thus dependent on a number of factors including, without limitation, assumptions and data that may be imprecise or incorrect. Specific factors that may impact performance or other predictions of future actions have, in many but not all cases, been identified in connection with specific forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause Nationstar’s actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. Certain of these risks and uncertainties are described in the “Risk Factors” section of Nationstar Mortgage LLC’s Form 10-K for the year ended December 31, 2011, Nationstar’s Form 10-Q for the quarter ended September 30, 2012, and other reports filed with the SEC, which are available at the SEC’s website at http://www.sec.gov. We caution you not to place undue reliance on these forward-looking statements that speak only as of the date they were made. Unless required by law, Nationstar undertakes no obligation to publicly update or revise any forward-looking statements to reflect circumstances or events after the date of this release.

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